Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	January 13, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Completes Retail Acquisition in Kahului, Hawaii

Chicago (January 13, 2016) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired Maui Mall, a grocery-anchored retail center located in Kahului, Hawaii on the island of Maui. The recently expanded 235,000 square foot center is 91% leased and anchored by Whole Foods, Longs Drugs (CVS), Regal Cinemas, and TJ Maxx.

Maui Mall is centrally located in Kahului, Maui’s largest retail trade area and the population center of the island. Situated at the intersection of Kaahumanu and Puunene Avenues, the center is easily accessible to local residents as well as visitors arriving from the nearby Kahului Airport. The Kahului Harbor is located across the street from the center, which creates substantial traffic from docked cruise ships.

“This acquisition reflects our strategy to increase our portfolio’s exposure to high-quality, grocery-anchored centers in top national retail markets,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “Maui Mall is our sixth new acquisition in the grocery-anchored retail format and the property’s strategic location and compelling tenant mix combined with a high-performing grocery store should provide the fundamentals to sustain the property’s long-term performance,” added Swaringen.

Throughout it’s over 40-year history, Maui Mall has served as a gathering place for people to shop, dine and play. The seller, a venture including Alberta Development Partners, recently began upgrading the center and has already begun to see the benefit as a number of new tenants, including Max’s Restaurant, TJ Maxx and Pure Barre have signed leases. JLL Income Property Trust intends to continue the common area improvement program under its ownership and has a long-term vision of enhancing Maui Mall’s unique sense of community that has allowed it to thrive.

TJ Maxx, which opened in summer of 2015, has been very well received. TJ Maxx cited the demographic of the population surrounding the center as its primary reason for choosing the location to open its first store on Maui. “In general, when we open new stores, we look for areas with the right mix of demographics, which can include families with children, home ownership, thriving retail areas, and areas where shoppers are fashion-conscious, yet value-conscious,” said Brittany Farrell, real estate spokesperson for TJ Maxx.

In 2015, Pure Barre opened its first location in Hawaii at Maui Mall, quickly becoming popular with both locals and visitors. In December, Max’s Restaurant opened its doors at the center, marking the fast-casual restaurant’s first venture onto Maui. Owner Ernie Abarro, who also owns the IHOP at the mall, says the Maui Mall is the ideal location for his 4,200-square-foot restaurant. He said the improvements Alberta Development Partners has made to the mall have made it more attractive to anchor tenants like Regal Cinemas Maui Megaplex 12, Whole Foods and Longs Drugs, which is renovating both the interior and exterior of its space. “They really cleaned it up,” Abarro said. “And there’s plenty of parking.”

“We are looking forward to working with new ownership to complete the center’s renovation plans and to expand its merchandise offerings with new leasing opportunities for both local and national retailers,” commented Rosalind Schurgin, CEO of The Festival Companies, the management company for Maui Mall.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $57.2 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

About Alberta Development Partners
Alberta Development Partners is engaged in the acquisition, development and investment of retail and residential real estate opportunities located throughout the western United States. Alberta focuses its efforts on regional retail shopping centers, mixed-use commercial and residential projects and select build-to-suit opportunities that include grocery-anchored shopping centers and value-added opportunities. Since its inception 23 years ago, Alberta has completed more than 10 million square feet of development and acquisitions. In the past four years, Alberta has delivered $460 million worth of completed projects, making Alberta one of the most aggressive retail and mixed-use development firms in the marketplace. More information is available at www.albdev.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

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